Exhibit 5.1

March 7, 2007

Hospira, Inc.
275 North Field Drive
Lake Forest, Illinois 60045

Re:        Debt Securities

Ladies and Gentlemen:

We have acted as special counsel to Hospira, Inc. (the “Company”)  in connection with the proposed issuance from time to time of the Company’s debt securities (the “Debt Securities”).

The Debt Securities are to be issued under the Company’s indenture, to LaSalle Bank National Association, as trustee, dated June 14, 2005 (the “Indenture”), with certain terms of the Debt Securities to be established by certain officers of the Company who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the “Corporate Proceedings”) relating to the issuance of the Debt Securities. We have examined or are otherwise familiar with the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the registration statement pursuant to which the Debt Securities are to be registered under the Securities Act of 1933, the Corporate Proceedings and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that, assuming the proper execution of it by all required signatories other than the Company, the Indenture is a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale, and delivery of the Debt Securities, the Debt Securities shall be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us under the caption “Legal Opinions” in the registration statement. We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Delaware and the State of New York and the federal laws of the United States of America.

Very truly yours,

/s/ Mayer, Brown, Rowe and Maw LLP